                                    EXHIBIT 1

SEATTLE, Feb. 13 /PRNewswire/ -- PathoGenesis Corp. (Nasdaq: PGNS) today reported results for the fourth quarter and year ended Dec. 31, 1996.

         For 1996, the development stage company reported a net loss of $21.3 million, or $1.66 per share based on 12.8 million average shares outstanding. In 1995, the net loss was $18.0 million or $2.20 per share based on 8.2 million average shares outstanding. The difference in shares occurred because of a follow-on stock offering of 2.875 million shares completed in May 1996.

         Revenues from grants and royalties were $440,000 for 1996. The company's 1996 research and development costs were $20.7 million, compared with $15.7 million for 1995. General and administrative expenses were $4.2 million in 1996 versus $3.6 million in the same period a year ago.

         For the fourth quarter of 1996, PathoGenesis reported a net loss of $6.5 million, or 47 cents per share, compared with a net loss of $4.9 million, or 53 cents per share, in the comparable 1995 quarter. Due to its 1996 stock offering, the company had 13.9 million average shares outstanding for the fourth quarter of 1996 versus 9.2 million shares outstanding for the fourth quarter of 1995.

         Fourth quarter 1996 revenues were $157,000. Research and development expenses for the quarter were $6.2 million, compared with $4.4 million for the fourth quarter of 1995. General and administrative expenses were $1.3 million in the last quarter of 1996, versus $805,000 in the same period a year ago, as PathoGenesis moves closer to introducing its first product.

         In the fourth quarter, PathoGenesis completed Phase III clinical trials on its most advanced drug candidate, TOBITM (tobramycin for inhalation) to treat pseudomonal infections in cystic fibrosis patients. Also during the year, the company completed a series of Phase I clinical trials in healthy study subjects to test the safety and dosage levels of PA-1648, a drug being developed to treat tuberculosis infections. In addition, company scientists presented data from preclinical studies on PA-824 for treatment of tuberculosis, including drug-resistant strains, at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).

         At Dec. 31, 1996, PathoGenesis had cash and marketable securities of $60.7 million, compared with $37.4 million at the end of 1997.

         PathoGenesis Corp. develops drugs for treating serious infectious diseases where there is a significant need for improved therapy. The company is currently developing TOBI (tobramycin for inhalation) for treating chronic lung infections in cystic fibrosis and bronchiectasis patients, as well as TOBI, PA-1648 and PA-824 for treating tuberculosis infections.

         Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Risk Factors" in the company's prospectus dated April 25, 1996, which was filed with the Securities and Exchange Commission.


                               PATHOGENESIS CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            THREE MONTHS ENDED                       YEAR ENDED

                                        12/31/96          12/31/95          12/31/96           12/31/95
                                        --------          --------          --------           --------
Revenues:
   Grants and royalties               $       157        $       --        $       440        $       --
Operating expenses:
    Research and
      development.................          6,237        $    4,402        $    20,673        $   15,668
    General and
      administrative..............          1,321               805              4,241             3,609
                                      -----------        ----------        -----------        ----------
    Total operating
      expenses....................         7,558             5,207             24,914            19,277
                                      -----------        ----------        -----------        ----------
      Operating income (loss).....         (7,401)           (5,207)           (24,474)          (19,277)
Other income (expense):
        Investment income, net....            902               329              3,210             1,253
        Net income (loss).........    $     6,499        $   (4,878)       $   (21,264)       $  (18,024)
                                      ===========        ==========        ===========        ==========
Net income (loss) per common
    share.........................    $     (0.47)       $    (0.53)       $     (1.66)       $    (2.20)
                                      ===========        ==========        ===========        ==========
Weighted average common
      shares outstanding..........     13,904,060         9,169,454         12,829,386         8,209,643

                                                                            December 31,
                                                                     --------------------------
Balance Sheet Highlights:                                            1996                  1995
                                                                     ----                  ----
(in thousands)
     Cash, cash equivalents and investment
        securities..........................                        $60,688              $37,447
     Total current assets....................                        61,809               38,884
     Total assets............................                        69,999               46,963
     Total current liabilities...............                         2,974                3,453
     Long-term liability.....................                            98                  462
     Total stockholders' equity..............                        66,926               43,048